CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price(1)	Registration Fee(2)
spacer	spacer	spacer
1.700% PowerNotes® Due September 15, 2021	$1,985,000	$240.58

TOTAL		$240.58

(1)	Excludes accrued interest, if any.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Caterpillar Financial Services Corporation PowerNotes® , with Maturities of 9 Months or More from Date of Issue Filed under Rule 424(b)(2), Registration Statement No. 333-217029 Pricing Supplement No. 48 - Dated Tuesday, September 3, 2019

(to Prospectus dated March 30, 2017 and Prospectus Supplement dated March 30, 2017)
Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement

CUSIP	Aggregate	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st	Survivor's	Product
Number	Principal	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Coupon	Option	Ranking
	Amount									Amount

14912HVL1	$1,985,000.00	100%	0.550%	$1,974,082.50	Fixed	1.700%	Semi-	09/15/2021	03/15/2020	$8.93	Yes	Senior Unsecured
							Annual					Notes

Redemption Information: Callable at 100% on 9/15/2020 and Semi-Annually thereafter with 30 Calendar Days Notice.

Joint Lead Managers and Lead Agents: Incapital LLC, BofA Merrill Lynch Agents: BofA Merrill Lynch, Citi, Edward D. Jones & Co., L.P., Fidelity Capital Markets a division of National Financial Services LLC, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

Caterpillar Financial Services Corporation PowerNotes® will be subject to redemption at the option of Caterpillar Financial Services Corporation, in whole on the coupon date occurring any time on or after 09/15/20 at a redemption price equal to 100% of the principal amount of the Caterpillar Financial Services Corporation
PowerNotes® , plus accrued interest thereon, if any, upon at least 30 days' prior notice to the noteholder and the trustee, as described in the prospectus.

Offering Dates: August 26, 2019 through September 03, 2019
Trade Date: Tuesday, September 3, 2019 @ 12:00 PM ET
Settlement Date: Friday, September 6, 2019
Caterpillar Financial Services Corporation
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0235 via RBC Dain Rauscher Inc.

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the public offering price less the applicable concession, in which case, such selected dealers will not retain any portion of the sales price as compensation.

Legal Matters: In the opinion of Erika Ruiz, as counsel to the Company, when the notes offered by this pricing supplement and related prospectus have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 8, 2019, filed with the Company’s Current Report on Form 8-K dated March 8, 2019 and incorporated by reference as Exhibit 5.2 to the Company’s registration statement on Form S-3 ASR (No. 333-217029).